Exhibit 99.1
Press Release

Clean Harbors Appoints Marcy Reed to Board of Directors
Former National Grid Executive and Financial Expert Is Newest Independent Director
NORWELL, Mass. – September 10, 2021 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced the appointment of Marcy Reed to the Company’s Board of Directors. A seasoned financial executive, Ms. Reed worked for more than 30 years for National Grid and its predecessor companies before retiring in early 2021. For the past decade, she served as President of National Grid Massachusetts and Executive Vice President U.S. Energy Policy and Social Impact. The appointment of Ms. Reed expands the Company’s Board from nine to ten members.
“Marcy is an accomplished senior executive whose expertise across multiple disciplines, including finance, corporate strategy, operations, enterprise risk and external affairs, makes her a valuable addition to our Board,” said Alan S. McKim, Chairman, President and Chief Executive Officer of Clean Harbors. “She possesses a rare public company skillset as a strategic leader, finance executive and board member with one of the nation’s largest investor-owned utilities. In addition, she brings a unique perspective on sustainability and regulatory solutions to address climate change – issues that align with our organizational values. We look forward to benefitting from Marcy’s background and insights as we continue to execute our growth strategy.”

Ms. Reed was appointed as a Class II director whose term will expire at Clean Harbors’ 2024 annual meeting of shareholders. She will serve on the Audit Committee and the Environmental, Health and Safety Committee. A certified public accountant since 1988, Ms. Reed is a qualified financial expert as defined by the Securities and Exchange Commission.

Ms. Reed joined National Grid in 1988. She served as Head of Investor Relations, Senior Vice President Business Services, Senior Vice President Finance and Senior Vice President Corporate Affairs before being named President of National Grid’s Massachusetts business and EVP U.S. Policy & Social Impact in 2011. A frequent speaker on topics of leadership, energy policy, innovation, and the evolving energy paradigm, she has been recognized with numerous leadership and philanthropic awards, including being named three times as one of Boston’s Top 100 Leaders.

She serves as an Independent Director for Blue Cross Blue Shield of Massachusetts and is on the board of Northeastern University, chairing the Audit Committees of both entities. She also is a board member of Qualus, a private equity-backed electric power engineering company. Ms. Reed previously served as board chair of The Partnership, Inc., an organization working to build racially diverse leadership pipelines. She earned an A.B. in Economics from Dartmouth and an M.S. in Accounting from Northeastern University, and holds Executive Education Certificates from Wharton and INSEAD.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

About Clean Harbors

Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.

Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com